UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

Pursuant to Section 12(b) or (g) of the

Securities Exchange Act of 1934

UNITED RESTAURANT MANAGEMENT, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	74-29581956
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

374 EAST 400 SOUTH, SPRINGVILLE, UTAH,	84663
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:  None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates:                      (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

COMMON STOCK, PAR VALUE $0.001

(Title of Class)

Item 1

Description of Registrant’s Securities to be Registered.

The Registrant is authorized to issue up to 100,000,000 shares of common stock, par value $0.001 per share. The holders of common stock are entitled to equal dividends and distributions per share with respect to the common stock when, as, and if declared by the Board of Directors from funds legally available therefore. No holder of any shares of common stock has a pre-emptive right to subscribe for any securities of the Registrant. The common shares are not subject to redemption, sinking fund provisions, or conversion into other securities of the Registrant. Upon liquidation, dissolution or winding up of the Registrant, and after payment of creditors, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which shareholders are required or permitted to vote.  Holders of the Company’s common stock do not have cumulative voting rights and there is no classification of directors. The common shares are not subject to further calls or to assessment by the Registrant. There are no restrictions on the alienability of the common shares.  There are no provisions discriminating against any existing or prospective holder of the common shares as a result of such security holder owning a substantial amount of the common shares.

Item 2.

Exhibits

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date
1	Certificate of Incorporation	10-Q	333-88179	3.1	8/13/08
2	Bylaws	SB-1	333-88179	2.2	9/30/99

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

United Restaurant Management, Inc.

By  /s/ Steven L. White

Steven L. White, President

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